THE TAIWAN FUND, INC. REVIEW
June 2007

HSBC Investments (Taiwan) Limited 24/F No. 99, Tunhwa S. Rd., Sec. 2 Taipei 106, Taiwan	Tel: (8862) 2325-7888 Fax: (8862) 2706-5371
Portfolio Review

Market Review:
The Taiwan Stock Exchange Index (“TAIEX”) rose by 10.05% in U.S. dollar terms in June. Foreign investors and local institutions continued to be net buyers and net bought NT$185.2 billion and NT$13.8 billion, respectively. Proprietary traders were net sellers and net sold NT$1.1 billion. In terms of sector performance, the cement sector was the best performer, up 19.5%. The plastics sector also outperformed, up 10.7%. Rotational buying into the financial sector resulted in the sub-index rising 10.2%. The technology sector underperformed, down 8.8%. On the economic front, Taiwan’s central bank raised the rediscount rate by 25 basis points from 2.875% to 3.125%. In May, Taiwan’s seasonally-adjusted unemployment rate inched down 0.01% points to 3.95%. Real regular wages rose 0.8% year-on-year. In May, export orders rose to US$27.5 billion, with annual growth rate up to 11.9%.
Fund Performance Review:
The Taiwan Fund, Inc. (the “Fund”) underperformed its benchmark by 1.1% in June. Underweight positions in the operator sector and the foundry sector contributed positively to Fund performance. Overweight positions in the Integrated Circuit design sector and the handset sector negatively contributed to Fund performance.
Investment Strategy:
It appears that the long-awaited major TAIEX rally has finally kicked off, with the index topping global stock market growth in June. The index’s attractive fundamentals seem to have remained intact as well — as evidenced by strong earnings growth, undemanding valuation, higher-than-long-term average return on equity, superior cash dividends, lagging performance compared to global markets and relatively weak currency. The U-turn into bullish sentiment is mainly a result of government measures to boost the economy and stock market since late May.
With only nine months until the presidential elections in March 2008, the government has started to unveil favorable policies. It appears that the market believes that central bank’s recent moves to strengthen the NT dollar and raise interest rates reflect the government’s plan to direct money back into the Taiwan stock market, boosting the stock market ahead of the election. Numerous other booster measures have also been issued by the government recently, particularly regarding domestic demand (property and financial) and bio-tech industries.
Given the fundamental momentum, liquidity condition and sentiment change, a re-rating of the TAIEX, in HSBC Investments (Taiwan) Limited’s (the “Adviser”) view, will continue over the next twelve months, and thus all sectors should rotate to perform. Near term, the Adviser believes the market will probably take a breather and range trade while waiting for the second quarter results and second half guidance by corporates, which would start at end of July. The traditional technology seasonality story for the second half of 2007 would probably take place as well given the slower performance or momentum seen in the first half of 2007, and, more complete solution for Vista to be launched along with Intel’s price cut. In terms of sector allocation, the Adviser continues maintaining an over-weight position in technology, an under-weight position in cyclicals, and an underweight position in the financial sector.

Total Fund Sector Allocation			Top 10 Holdings of Total Fund Portfolio
As of 06/30/07	% of	% of
	Total Fund	TAIEX	As of 06/30/07	% of Total Portfolio
Semiconductor Manufacturing	14.2	12.74
PC & Peripherals	13.2	17.96	Hon Hai Precision Industry Co. Ltd.	5.90
Telecommunication	12.2	8.10
IC Design	11.3	4.19	MediaTek, Inc.	5.56
Electronic Components	8.2	3.65
Financial Services	7.7	14.09	D-Link Corp.	4.43
Construction	4.5	1.38
Iron & Steel	4.3	2.98	Taiwan Semiconductor Manufacturing Co. Ltd	4.11
TFT-LCD	3.2	6.04
Memory IC	3.0	2.52	Merry Electronics Co. Ltd	3.88
Electronics	3.0	1.85
Transportation	2.5	2.11	Elan Microelectronics Corp.	3.73
Textiles	2.5	1.64
Tools — Hand Held	2.2	0.00	Siliconware Precision Industries Co.	3.43
Golf Equipment	2.1	0.00
Plastics	2.1	7.04	Cathay Financial Holding Co. Ltd.	3.39
Paper	0.9	0.33
Chemicals	0.6	1.03	China Steel Corp.	3.29
Others	0	5.44
Cement	0	1.23	Au Optronics Corp.	3.18
Electric & Machinery	0	0.92
Foods	0	0.90
Automobile	0	0.87
Wholesale & Retail	0	0.80	Total	40.90
Rubber	0	0.71
Elec. Appliance & Cable	0	0.56
Biotech	0	0.37
Glass & Ceramics	0	0.30
Tourism	0	0.25
Computer Service and Software	0	0.00
Securities	0	0.00
Total	97.7	100.00
Cash	2.3

Technology	68.3	57.05
Non-Technology	21.7	28.86
Financial	7.7	14.09

Total Net Assets: US$374.39 Million	NAV: US$22.88 Price:US$20.15 Discount:-11.93%
No. of Shares: 16.4 Million

Returns in US$ (%) (a)

	The Taiwan Fund, Inc.	TSE Index (b)	TAIEX Total Return Index(d)
One Month	8.95	10.05	10.83
Fiscal Year to Date (c)	31.57	35.01	36.14
One Year	34.83	31.00	36.54
Three Years	21.21	16.03	20.51
Five years	13.90	12.06	N/A
Ten Years	0.05	-1.78	N/A
Since Inception	11.12	11.47	N/A
(a)	Returns for the Fund are historical total returns that reflect changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Past performance is not indicative of future results of the Fund. Returns are annualized, except for periods of less than one year which are not annualized.

(b)	Returns for the TSE Index are not total returns and reflect only changes in share price but do not assume that cash dividends, if any, were reinvested, and thus are not strictly comparable to the Fund returns.

(c)	The Fund’s fiscal year commences on September 1.

(d)	The TAIEX Total Return Index commenced 1/1/2003.

Premium/Discount of TWN

Market Data

	As of 05/31/07	As of 06/30/07
TAIEX	8144.95	8883.21
% change in NTD terms	3.42	9.06
% change in USD terms	4.30	10.05
NTD Daily avg. trading volume (In Billions)	96.55	150.34
USD Daily avg. trading volume (In Billions)	2.92	4.59
NTD Market Capitalization (In Billions)	20127.50	21408.85
USD Market Capitalization (In Billions)	609.28	653.91
FX Rate: (NT$/US$)	33.035	32.74

Disclaimer:	This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures in the report are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell any securities mentioned.
The daily NAV of the Fund is available from Lipper and CDA Weisenberger, or you may obtain it by calling toll free (800) 636-9242.
Lead Fund Manager: Shirley Yang

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